Exhibit 23.1

We consent to the inclusion in the Registration Statement (Post Effective Amendment No.2 to Form S-1) of OICco Acquisition I, Inc. of our reports for the following companies:

1.

For OICco Acquisition I, Inc., dated March 11, 2011 with respect to its balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from the date of inception on July 24, 2009 to December 31, 2009, for the year ended December 31, 2010, and for the period from the date of inception on July 24, 2009 to December 31, 2010;

2.

For the first subsidiary, Liberty Electric Cars Limited, dated September 30, 2011, with respect to its balance sheets as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended;

3.

For the second subsidiary, Imperial Automotive Group, Inc., dated November 2, 2011, with respect to its balance sheet as of October 15, 2011, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from inception on October 12, 2011 to October 15, 2011

They are to be included in this Registration Statement (Post Effective Amendment No.2 to Form S-1).

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

January 24, 2012
Date